                                                                                                             Exhibit 99.1

FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS FOR ITS
2011 THIRD FISCAL QUARTER AND NINE-MONTH PERIOD
ENDED DECEMBER 31, 2010

•	$1.13 DILUTED EPS ON NET INCOME OF $41.8 MILLION, UP $0.39, A 53% INCREASE OVER THE PRIOR YEAR QUARTER.

•	$46.6 MILLION IN OPERATING INCOME, A 17% INCREASE OVER THE PRIOR YEAR QUARTER DUE TO OPERATIONAL IMPROVEMENT IN OTHER INTERNATIONAL, EUROPE, WEST AFRICA AND NORTH AMERICA BUSINESS UNITS.

•	REVERSAL OF DEFERRED TAX LIABILITIES AS A RESULT OF THE COMPLETION OF GLOBAL RESTRUCTURING OF BRISTOW’S OPERATIONS AS PART OF THE CONTINUING IMPLEMENTATION OF OUR GLOBAL BUSINESS STRATEGY.

HOUSTON, February 2, 2011 – Bristow Group Inc. (NYSE: BRS) today reported a 57% increase in net income for the three months ended December 31, 2010 to $41.8 million, or $1.13 per diluted share, compared to $26.7 million, or $0.74 per diluted share, in the December 2009 quarter.  The quarter benefited from year-over-year improvement in the underlying operations and a significant reduction in our effective tax rate primarily resulting from the reversal of deferred tax liabilities recorded in prior fiscal years, which was driven by a global restructuring of Bristow’s operations as part of the continuing implementation of our global business strategy.

Revenue for the three months ended December 31, 2010 totaled $317.9 million compared to $303.3 million in the same period a year ago.  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) totaled $65.6 million compared to $64.4 million in the December 2009 quarter.  Results benefited from revenue increases in the following business units: Other International (primarily Brazil, Suriname and Russia), Australia and Europe compared to the same quarter a year ago, primarily driven by the addition of new contracts and increases in both price and activity for certain customers.  These increases were partially offset by a lower level of gain (loss) on disposal of assets year-over-year.

Excluding the special items discussed below and the gain (loss) on disposal of assets, our operating income, EBITDA, net income and diluted earnings per share totaled $43.2 million, $64.4 million, $26.3 million and $0.71, respectively, for the three months ended December 31, 2010, and $39.0 million, $60.9 million, $23.8 million and $0.66, respectively, for the three months ended December 31, 2009.

“As we discussed last quarter, Bristow continued to see improvement in our operational results during our third fiscal quarter,” said William E. Chiles, President and Chief Executive Officer of Bristow Group.  “The underlying performance of our business continues to be strong with improving operating margins year-over-year in a majority of our business units.  The amendment to our credit facility completed during the quarter almost doubles our liquidity position while lowering the overall cost of debt.  When combined with the commercial and tax benefits realized as a part of the recent reorganization, our financial results are demonstrating the benefit of the Bristow global team’s efforts to deliver on our promises.

“As we go into the final quarter of this fiscal year, we continue to expect revenue and earnings per share for the current fiscal year to be stronger than fiscal year 2010 as additional newer-technology aircraft go to work for our customers and we focus on improving returns and lowering our after tax cost of capital.  We continue to anticipate a stronger second half compared to the first half of fiscal year 2011,” Chiles added.

THIRD QUARTER FY2011 RESULTS

•	Revenue totaled $317.9 million compared to $303.3 million in same period a year ago.

•	Operating income totaled $46.6 million compared to $39.7 million in the December 2009 quarter.

•
EBITDA totaled $65.6 million compared to $64.4 million in the December 2009 quarter.  EBITDA is a measure that has not been prepared in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”).  Please refer to disclosures contained at the end of this news release for additional information about EBITDA.

•	Net income totaled $41.8 million, or $1.13 per diluted share, compared to $26.7 million, or $0.74 per diluted share, in the December 2009 quarter.

Our results for the three months ended December 31, 2010 were significantly affected by the following items:

•
A reduction in maintenance expense (included in direct cost) associated with a credit resulting from the renegotiation of a “power-by-the-hour” contract for aircraft maintenance with a third party provider, which increased operating income and EBITDA by $3.5 million, net income by $2.9 million and diluted earnings per share by $0.08.

•
The early retirement of the 6⅛% Senior Notes, which resulted in a $2.3 million early redemption premium (included in other income (expense), net) and the non-cash write-off of $2.4 million of unamortized debt issuance costs (included in interest expense) and decreased EBITDA by $2.3 million, net income by $4.0 million and diluted earnings per share by $0.11.

•
A reduction in tax expense primarily related to adjustments to deferred tax liabilities that were no longer required as a result of the restructuring during the three months ended December 31, 2010, which increased net income by $16.6 million and diluted earnings per share by $0.45.

Our results for the three months ended December 31, 2009 were significantly affected by the following items:

•
Compensation expense included in general and administrative expense incurred in connection with the departure of two of the Company’s officers, which decreased operating income and EBITDA by $1.7 million, net income by $1.4 million and diluted earnings per share by $0.04.

•
Hedging gains included in other income (expense), net resulting from the termination of forward contracts on euro-denominated aircraft purchase commitments which increased EBITDA by $2.8 million, net income by $2.3 million and diluted earnings per share by $0.06.

During the December 2010 quarter, we experienced a small loss on the sale of aircraft compared to gains during the December 2009 quarter of $2.4 million; however, we continue to see opportunities for sale of our aircraft in the aftermarket.

Our Europe business unit added three new customers, which along with higher equity earnings from our military training unconsolidated affiliate, FB Heliservices Limited, price escalations under existing contracts and renegotiated rates on contract renewals, increased our operating margin in this market.

Our North America business unit continued to benefit during the quarter from contracts with BP in the U.S. Gulf of Mexico despite a decline in the number of aircraft supporting well control and spill cleanup efforts from five at the end of September to three at the end of December.  This work mostly offset lost business from customers stalled by the deepwater moratorium, which has now been lifted.  A decrease in costs in this market resulted in a slight increase in operating margin.

Our West Africa business was impacted by the loss of a major customer in this market.  However, lower operating expense combined with the addition of new contracts, increased rates on existing contracts and fewer flight delay penalties resulted in improved operating margin.  We are continuing to seek permanent work to replace the earnings associated with the lost work with the major customer.

Our Australia business unit was impacted by higher compensation costs and increased depreciation expense, which despite a favorable impact from exchange rate changes, resulted in decreased operating earnings and margin.

Our Other International business unit’s operating margin improved substantially as a result of increased revenue in Brazil, the Baltic Sea, Suriname, Ghana and Russia.  Additionally, our earnings from our affiliates in Brazil and Mexico improved over the prior year quarter.

YEAR-TO-DATE RESULTS THROUGH DECEMBER 31, 2010

•	Revenue totaled $922.7 million compared to $885.4 million for the same period a year ago.

•	Operating income was $139.9 million compared to $138.1 million for the nine months ended December 31, 2009.

•	EBITDA totaled $200.0 million compared to $200.2 million for the nine months ended December 31, 2009.

•	Net income totaled $101.4 million, or $2.77 per diluted share, compared to $83.6 million, or $2.32 per diluted share, for the nine months ended December 31, 2009.

Our year-to-date results through December 31, 2010 benefitted from revenue increases in Australia, Europe, West Africa, North America and Other International compared to the same period a year ago, which was driven by the addition of new contracts and increases in rates on existing contracts in excess of reduced activity for certain customers.

Our results for the nine months ended December 31, 2010 were significantly affected by the following items:

•
A reduction in maintenance expense (included in direct cost) associated with a credit resulting from the renegotiation of a “power-by-the-hour” contract for aircraft maintenance with a third party provider, which increased operating income and EBITDA by $3.5 million, net income by $2.9 million and diluted earnings per share by $0.08.

•
The early retirement of the 6⅛% Senior Notes, which resulted in a $2.3 million early redemption premium (included in other income (expense) net) and the non-cash write-off of $2.4 million of unamortized debt issuance costs (included in interest expense) and decreased EBITDA by $2.3 million, net income by $3.9 million and diluted earnings per share by $0.11.

•
A reduction in tax expense primarily related to adjustments to deferred tax liabilities that were no longer required as a result of the restructuring during the three months ended December 31, 2010, which increased net income by $17.3 million and diluted earnings per share by $0.47.

Our results for the nine months ended December 31, 2009 were significantly affected by the following items:

•
Compensation expense included in general and administrative expense incurred in connection with the departure of three of the Company’s officers, which decreased operating income and EBITDA by $4.9 million, net income by $3.9 million and diluted earnings per share by $0.11.

•
Hedging gains included in other income (expense), net resulting from the termination of forward contracts on euro-denominated aircraft purchase commitments which increased EBITDA by $3.9 million, net income by $3.0 million and diluted earnings per share by $0.08.

•
An increase in tax expense resulting from tax contingency items and changes in our expected foreign tax credit utilization, which decreased net income by $5.2 million and diluted earnings per share by $0.14.

During the December 2010 quarter, we experienced lower gain on aircraft sales, which totaled $3.6 million compared to $13.3 million in the prior year period.

Excluding these items listed above and gain on disposal of assets in both periods, our operating income, EBITDA, net income and diluted earnings per share totaled $132.8 million, $195.2 million, $82.1 million and $2.24, respectively, for the nine months ended December 31, 2010, and $129.6 million, $187.8 million, $78.9 million and $2.19, respectively, for the nine months ended December 31, 2009.

CAPITAL AND LIQUIDITY

For the nine months ended December 31, 2010, net cash generated by operating activities was $115.4 million and net cash used in investing activities was $103.3 million.  At December 31, 2010, we had:

•	$1.5 billion in stockholders’ investment and $725.5 million of indebtedness,

•	$232.9 million in total liquidity consisting of $100.9 million in cash and a $132 million undrawn under our revolving credit facility, and

•	$105.3 million in aircraft purchase commitments for nine aircraft.

During the December 2010 quarter, we completed the amendment to our bank credit facility, extending the facility for five years and increasing the amount of the facility to $375 million.  The facility consists of a $200 million term loan and a $175 million revolver.  We used proceeds of the term loan and $43 million drawn on the revolver to primarily redeem our 6 1/8% Senior Notes early in December 2010.

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, February 3, 2011, to review financial results for the fiscal 2011 third quarter.  This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com.  The conference call can be accessed as follows:

Via Webcast:
•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com
•	Live: Click on the link for “Bristow Group Fiscal 2011 Third Quarter Earnings Conference Call”
•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:
•	Live: Dial toll free 1-877-941-2333
•	Replay: A telephone replay will be available through February 17 and may be accessed by calling toll free 1-800-406-7325, passcode: 4401176#

Via Telephone outside the U.S.:
•	Live: Dial 480-629-9723
•	Replay: A telephone replay will be available through February 17 and may be accessed by calling 303-590-3030, passcode: 4401176#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations.  The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Mexico, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  These forward-looking statements include statements regarding the impact of activity levels including, business performance, fiscal 2011 results and other market and industry conditions.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter and nine months ended December 31, 2010 and annual report on Form 10-K for the fiscal year ended March 31, 2010.  Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

 (financial tables follow)

             BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited) (In thousands, except per share amounts)
Gross revenue:
Operating revenue from non-affiliates	$264,064	$260,907	$788,711	$757,440
Operating revenue from affiliates	18,543	14,581	52,442	46,643
Reimbursable revenue from non-affiliates	34,918	27,615	80,914	78,214
Reimbursable revenue from affiliates	344	203	599	3,076
	317,869	303,306	922,666	885,373
Operating expense:
Direct cost	186,937	189,456	559,211	543,525
Reimbursable expense	34,548	28,219	79,746	81,180
Depreciation and amortization	21,338	20,663	61,637	57,319
General and administrative	33,715	30,758	95,132	89,246
	276,538	269,096	795,726	771,270

Gain (loss) on disposal of assets	(33)	2,448	3,582	13,337
Earnings from unconsolidated affiliates, net of losses	5,341	3,068	9,355	10,625
Operating income	46,639	39,726	139,877	138,065

Interest income	417	365	877	797
Interest expense	(13,773)	(10,979)	(36,263)	(31,631)
Other income (expense), net	(2,792)	3,695	(2,388)	4,023
Income before provision for income taxes	30,491	32,807	102,103	111,254
(Provision for) benefit from income taxes	11,823	(5,681)	(33)	(26,427)
Net income	42,314	27,126	102,070	84,827
Net income attributable to noncontrolling interests	(555)	(448)	(623)	(1,256)
Net income attributable to Bristow Group	41,759	26,678	101,447	83,571
Preferred stock dividends	—	—	—	(6,325)
Net income available to common stockholders	$41,759	$26,678	$101,447	$77,246

Earnings per common share:
Basic	$1.15	$0.74	$2.82	$2.43
Diluted	$1.13	$0.74	$2.77	$2.32

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2010	2010
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$100,863	$77,793
Accounts receivable from non-affiliates, net of allowance for doubtful accounts of $0.7 million and $0.2 million, respectively	233,730	203,312
Accounts receivable from affiliates, net of allowance for doubtful accounts of $5.6 million and $4.7 million, respectively	20,915	16,955
Inventories	195,537	186,863
Prepaid expenses and other current assets	38,292	31,448
Total current assets	589,337	516,371
Investment in unconsolidated affiliates	206,139	204,863
Property and equipment – at cost:
Land and buildings	96,593	86,826
Aircraft and equipment	2,141,804	2,036,962
	2,238,397	2,123,788
Less – Accumulated depreciation and amortization	(450,897)	(404,443)
	1,787,500	1,719,345
Goodwill	31,636	31,755
Other assets	24,124	22,286
	$2,638,736	$2,494,620

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$47,068	$48,545
Accrued wages, benefits and related taxes	41,877	35,835
Income taxes payable	—	2,009
Other accrued taxes	2,851	3,056
Deferred revenue	8,009	19,321
Accrued maintenance and repairs	15,035	10,828
Accrued interest	8,143	6,430
Other accrued liabilities	19,304	14,508
Deferred taxes	13,268	10,217
Short-term borrowings and current maturities of long-term debt	8,039	15,366
Total current liabilities	163,594	166,115
Long-term debt, less current maturities	717,469	701,195
Accrued pension liabilities	112,248	106,573
Other liabilities and deferred credits	32,107	20,842
Deferred taxes	137,189	143,324
Commitments and contingencies (Note 5)
Stockholders’ investment:
Common stock, $.01 par value, authorized 90,000,000; outstanding: 36,289,089 as of December 31 and 35,954,040 as of March 31 (exclusive of 1,291,325 treasury shares)	363	359
Additional paid-in capital	686,952	677,397
Retained earnings	920,792	820,145
Accumulated other comprehensive loss	(138,687)	(148,102)
	1,469,420	1,349,799
Noncontrolling interests	6,709	6,772
	1,476,129	1,356,571
	$2,638,736	$2,494,620

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended December 31,
	2010	2009
	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net income	$102,070	$84,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,637	57,319
Deferred income taxes	(3,648)	18,892
Discount amortization on long-term debt	2,360	2,213
Gain on disposal of assets	(3,582)	(13,337)
Gain on sales of joint ventures	(572)	—
Stock-based compensation	10,763	9,914
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	(1,447)	(6,853)
Tax benefit related to stock-based compensation	(230)	(409)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(26,514)	794
Inventories	(6,414)	(11,382)
Prepaid expenses and other assets	(8,365)	14,555
Accounts payable	(3,546)	4,638
Accrued liabilities	(5,340)	3,216
Other liabilities and deferred credits	(1,773)	(1,370)
Net cash provided by operating activities	115,399	163,017
Cash flows from investing activities:
Capital expenditures	(122,748)	(250,272)
Deposits on assets held for sale	1,000	—
Proceeds from sales of joint ventures	1,291	—
Proceeds from asset dispositions	17,175	74,973
Acquisition, net of cash received	—	(178,961)
Net cash used in investing activities	(103,282)	(354,260)
Cash flows from financing activities:
Proceeds from borrowings	253,013	—
Debt issuance costs	(3,339)	—
Repayment of debt	(246,553)	(10,068)
Distribution to noncontrolling interest owners	(637)	—
Partial prepayment of put/call obligation	(44)	(52)
Acquisition of noncontrolling interest	(800)	—
Preferred stock dividends paid	—	(6,325)
Issuance of common stock	754	1,336
Tax benefit related to stock-based compensation	230	409
Net cash provided by (used in) financing activities	2,624	(14,700)
Effect of exchange rate changes on cash and cash equivalents	8,329	12,033
Net increase (decrease) in cash and cash equivalents	23,070	(193,910)
Cash and cash equivalents at beginning of period	77,793	300,969
Cash and cash equivalents at end of period	$100,863	$107,059

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Gross revenue:
Europe	$129,828	$119,290	$349,114	$348,268
North America	45,629	45,684	153,721	144,277
West Africa	53,725	58,736	170,931	165,005
Australia	41,440	38,188	114,095	96,684
Other International	41,865	33,345	110,979	103,346
Corporate and other	6,393	8,464	25,656	31,642
Intrasegment eliminations	(1,011)	(401)	(1,830)	(3,849)
Consolidated total	$317,869	$303,306	$922,666	$885,373

Operating income (loss):
Europe	$25,470	$19,239	$65,381	$58,080
North America	1,917	1,511	16,129	10,653
West Africa	15,995	14,913	48,789	43,640
Australia	7,139	9,358	21,185	22,025
Other International	11,595	5,181	24,962	25,371
Corporate and other	(15,444)	(12,924)	(40,151)	(35,041)
Gain on disposal of other assets	(33)	2,448	3,582	13,337
Consolidated total	$46,639	$39,726	$139,877	$138,065

Operating margin:
Europe	19.6%	16.1%	18.7%	16.7%
North America	4.2%	3.3%	10.5%	7.4%
West Africa	29.8%	25.4%	28.5%	26.4%
Australia	17.2%	24.5%	18.6%	22.8%
Other International	27.7%	15.5%	22.5%	24.5%
Consolidated total	14.7%	13.1%	15.2%	15.6%

Flight hours (excludes Bristow Academy and unconsolidated affiliates):
Europe	13,676	13,597	41,075	42,694
North America	20,079	17,712	64,762	61,044
West Africa	9,885	9,175	29,217	26,595
Australia	3,234	3,304	9,793	8,978
Other International	11,417	10,734	35,471	33,669
Consolidated total	58,291	54,522	180,318	172,980

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
AS OF DECEMBER 31, 2010

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)	Unconsolidated Affiliates (2)	Total
Europe	—	16	40	—	—	56	63	119
North America	72	27	5	—	—	104	—	104
West Africa	12	26	5	—	3	46	—	46
Australia	3	14	18	—	—	35	—	35
Other International	5	43	12	—	—	60	133	193
Corporate and other	—	—	—	77	—	77	—	77
Total	92	126	80	77	3	378	196	574
Aircraft not currently in fleet: (3)
On order	—	3	6	—	—	9
Under option	—	25	9	—	—	34
_________

(1)	Includes 14 aircraft held for sale.

(2)	The 196 aircraft operated or managed by our unconsolidated affiliates are in addition to those aircraft leased from us.

(3)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

EBITDA is a measure that has not been prepared in accordance with GAAP and has not been audited or reviewed by our independent auditors.  EBITDA is therefore considered a non-GAAP financial measure.  A description of adjustments and a reconciliation to net income, the most comparable GAAP financial measure to EBITDA, is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)
Net income	$42,314	$27,126	$102,070	$84,827
Provision for (benefit from) income taxes	(11,823)	5,681	33	26,427
Interest expense	13,773	10,979	36,263	31,631
Depreciation and amortization	21,338	20,663	61,637	57,319
EBITDA	$65,602	$64,449	$200,003	$200,204

A reconciliation of our operating income, EBITDA, net income and diluted earnings per share as reported to the calculations of each of these items excluding certain amounts described earlier in this earnings release is as follows:

	Three Months Ended December 31, 2010				Nine Months Ended December 31, 2010
	Operating Income	EBITDA	Net Income	Diluted Earnings Per Share	Operating Income	EBITDA	Net Income	Diluted Earnings Per Share
	(Unaudited) (In thousands, except per share amounts)
As reported	$46,639	$65,602	$41,759	$1.13	$139,877	$200,003	$101,447	$2.77
Adjust for:
Power-by-the-hour credit	(3,500)	(3,500)	(2,894)	$(0.08)	(3,500)	(3,500)	(2,904)	$(0.08)
Retirement of 6 1/8% Senior Notes	-	2,300	3,966	$0.11	-	2,300	3,900	$0.11
Tax items	-	-	(16,573)	$(0.45)	-	-	(17,338)	$(0.47)
Loss (gain) on disposal disposal of assets	33	33	27	$-	(3,582)	(3,582)	(2,972)	$(0.08)
Adjusted	$43,172	$64,435	$26,285	$0.71	$132,795	$195,221	$82,133	$2.24

	Three Months Ended December 31, 2009				Nine Months Ended December 31, 2009
	Operating Income	EBITDA	Net Income	Diluted Earnings Per Share	Operating Income	EBITDA	Net Income	Diluted Earnings Per Share
	(Unaudited) (In thousands, except per share amounts)
As reported	$39,726	$64,449	$26,678	$0.74	$138,065	$200,204	$83,571	$2.32
Adjust for:
Officer severance costs	1,744	1,744	1,442	$0.04	4,874	4,874	3,944	$0.11
Hedging gains	-	(2,804)	(2,318)	$(0.06)	-	(3,936)	(3,001)	$(0.08)
Tax items	-	-	-	$-	-	-	5,200	$0.14
Gain on disposal of assets	(2,448)	(2,448)	(2,024)	$(0.06)	(13,337)	(13,337)	(10,792)	$(0.30)
Adjusted	$39,022	$60,941	$23,778	$0.66	$129,602	$187,805	$78,922	$2.19

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